Exhibit 10.20D
COMERICA INCORPORATED
RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS AGREEMENT (this “Agreement”) between Comerica Incorporated (the “Company”) and XXXXXX (the “Participant”) is effective as of XXXXXX (the “Effective Date”), and vesting will commence as of the last day of the month and year of the Effective Date (the “Commencement Date”). Any undefined terms appearing herein as defined terms shall have the same meaning as they do in the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan, as further amended and/or restated from time to time, or any successor plan thereto (the “Plan”). The Company shall provide a copy of the Plan to the Participant upon request.
WITNESSETH:
1.Award of Restricted Stock Units. Pursuant to the provisions of the Plan, the Company hereby awards the Participant, subject to the terms and conditions of the Plan (incorporated herein by reference), and subject further to the terms and conditions in this Agreement, XXXXXX restricted stock units (“RSUs”) (the “Award”). Each RSU shall represent an unfunded, unsecured right for the Participant to receive one (1) Share, as described in this Agreement.
2.Ownership Rights. The Participant shall have no voting or other ownership rights in the Company arising from the Award of RSUs under this Agreement prior to the delivery of Shares upon the vesting and settlement of RSUs underlying the Award.
3.Dividend Equivalents. If cash dividends are declared by the Board on the Common Stock on or after the Effective Date and prior to the Settlement Date (as defined below), cash dividend equivalents (the “Dividend Equivalents”) shall accrue on the Shares underlying RSUs, whether such RSUs are vested or unvested, which Dividend Equivalents shall be subject to vesting and forfeiture on the same terms and conditions as the underlying RSUs. Such Dividend Equivalents shall be in an amount of cash per RSU equal to the cash dividend paid with respect to each outstanding Share and shall be credited on the declaration date applicable to Shares. The Dividend Equivalents accrued prior to each Settlement Date shall be paid to the Participant with respect to all vested RSUs as soon as administratively feasible (and in no event more than forty-five (45) days) following each Settlement Date. The Dividend Equivalents accrued on Shares underlying RSUs that do not vest and are forfeited shall be forfeited for no consideration on the date such RSU is forfeited.
4.Vesting of Award.
a.General. Except as otherwise provided in the Plan and this Agreement, the Award shall vest and become free of restrictions in accordance with the following schedule: XXXXXX (each, a “Vesting Date”), subject to the Participant’s continued employment by the Company or one of its Affiliates through the applicable Vesting Date. Any RSU representing a fraction of a Share that would otherwise vest on any date shall be rounded down to the next lowest whole number, with any such fraction added to the portion of the Award that vests and becomes free of restrictions on the next Vesting Date.
b.Death or Disability. In the event of the Participant’s Termination of Service due to death or Disability, prior to the final Vesting Date, any RSUs covered by the Award that are unvested shall immediately and fully vest effective as of the date of the Participant’s Termination of Service.
c.Change in Control. To the extent a Replacement Award is provided pursuant to Section 10(c) of the Plan, upon a Termination of Service of the Participant by the Company other than for Cause or by the Participant for Good Reason (as defined below), in each case, prior to the final Vesting Date and within twenty-four (24) months following a Change in Control, any RSUs covered by the Award that are unvested shall immediately and fully vest effective as of the date of the Participant’s Termination of Service. If a Replacement Award is not provided in respect of the Award, the vesting provisions set forth in Section 10(b) of the Plan shall apply.
Notwithstanding any provision of the Plan or any other agreement to the contrary, for purposes of this Agreement, the term “Good Reason” means the occurrence of any of the following without the Participant’s consent: (i) a material reduction in the Participant’s annual base salary or target short-term incentive compensation opportunity, in each case, from that in effect immediately prior to the Change in Control; or (ii) a mandatory relocation of the Participant’s principal location of employment to a location that is more than fifty (50) miles from his or her principal employment location immediately prior to the Change in Control and increases the distance between the Participant’s home and principal employment location. In order to invoke a termination for Good Reason, the Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) or (ii) within ninety (90) days following the Participant’s knowledge of the initial existence of such condition or conditions, and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may cure the condition, if curable. If the Company fails to cure the condition constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within one (1) year following the end of the Cure Period in order for such termination to constitute a termination for Good Reason. The Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (i) or (ii) shall not affect the Participant’s ability to terminate employment for Good Reason.
d.Position Elimination Prior to a Change in Control. In the event of the Participant’s Termination of Service due to position elimination, as defined in the Company’s sole discretion, prior to both the final Vesting Date and a Change in Control, any RSUs covered by the Award that are unvested shall be pro-rated for the time the Participant was an employee during the vesting period (i.e., Commencement Date through Termination of Service date), and such pro-rata RSUs shall vest effective as of the date of the Participant’s Termination of Service due to position elimination (or, if such date is not a business day, the business day immediately preceding such date).
e.All Other Terminations. Except as provided in this Section 4, if the Participant’s Termination of Service occurs prior to the final Vesting Date, any RSUs covered by the Award that are unvested shall be forfeited for no consideration effective immediately as of the date of Termination of Service, unless the Committee determines otherwise.
5.Special Vesting and Forfeiture Terms.
a.Forfeiture Resulting from Acts Occurring During the Grant Year. Notwithstanding any other provision of this Agreement, if it shall be determined at any time subsequent to the Effective Date and prior to each respective Settlement Date (or, in the case of a termination due to death or Disability, the date of Termination of Service) that the Participant has, during the calendar year in which the Effective Date occurs (the “Grant Year”), (i) failed to comply with Company policies and procedures, including the Code of Business Conduct and Ethics or the Senior Financial Officer Code of Ethics (if applicable), (ii) violated any law or regulation, (iii) engaged in negligent or willful misconduct, (iv) engaged in activity resulting in a significant or material Sarbanes-Oxley control deficiency, or (v) demonstrated poor risk management or lack of judgment in discharge of Company duties, and such failure, violation, misconduct, activity or behavior (1) demonstrates an inadequate sensitivity to the inherent risks of Participant’s business line or functional area, and (2) results in, or is reasonably likely to result in, a material adverse impact (whether financial or reputational) on the Company or Participant’s business line or functional area, all or part of the Award granted under this Agreement that has not yet become vested at the time of such determination may be cancelled and forfeited. “Inadequate sensitivity” to risk is demonstrated by imprudent activities that subject the Company to risk outcomes in future periods, including risks that may not be apparent at the time the activities are undertaken.
b.Forfeiture of Award for Acts Occurring in Years Other Than the Grant Year. Notwithstanding any other provisions of this Agreement, if the Participant receives one or more equity awards in any calendar years other than the Grant Year (an “Other Grant Year”) pursuant to an Award Agreement that contains a clause substantially similar to Section 5(a) above, and it shall be determined that Participant, as a result of risk-related behavior, should be subject to the forfeiture of all or part of any such award granted in such Other Grant Year in accordance with the terms of such clause, then the unvested portion of the Award granted under this Agreement shall be subject to forfeiture to the extent necessary to equal the Unsatisfied Forfeiture Value (as defined below). The term “Unsatisfied Forfeiture Value” shall mean the value (as determined by the Committee in its absolute discretion) of any portion of the Award determined by the Committee to be subject to forfeiture with respect to the Other Grant Year (without regard to whether or not some portion thereof has already vested) that has in fact vested prior to such determination by the Committee. All or a portion of the RSUs granted under this Agreement that have not yet become vested shall be subject to forfeiture in order to satisfy as much as possible of the Unsatisfied Forfeiture Value, and the valuation of the Award for such purpose shall be determined in the absolute discretion of the Committee.
6.Settlement. Once vested, the Award shall be settled as follows:
a.In General. Subject to the terms of the Plan and this Agreement, the vested portion of the Award shall be settled in Common Stock as soon as reasonably practicable (and in no event more than forty-five (45) days) following each date on which the Award vests (each date of settlement, a “Settlement Date”). On each Settlement Date, the Company shall issue to the Participant (or, in the case of the Participant’s death, to the Participant’s designated beneficiary pursuant to Section 13(f) of the Plan, as applicable or, in the case of the Participant’s Disability, to the Participant’s guardian or legal representative, if applicable and if permissible under applicable law) a number of whole Shares equal to the number of RSUs that are vested but unsettled as of immediately prior to the applicable Settlement Date (the “Settlement Shares”). Nothing herein shall preclude the Company from settling the RSUs upon a Section 409A CIC, if they are not replaced by a Replacement Award, to the extent such settlement is effectuated in accordance with Treas. Regs. § 1.409A-3(j)(4)(ix)(B).
b.Termination of Rights. Upon the issuance of the Settlement Shares in settlement of the vested RSUs, such portion of the Award shall be settled in full and the Participant (or his or her designated beneficiary pursuant to Section 13(f) of the Plan, in the case of death) shall have no further rights with respect to such portion of the Award, other than with respect to the payment of the Dividend Equivalents accrued with respect to such vested RSUs.
7.Withholding. The Participant authorizes the Company to withhold from his or her compensation, including RSUs subject to the Award and the Settlement Shares issuable hereunder, to satisfy any income and employment tax withholding obligations in connection with the Award. No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to any Settlement Shares subject to the Award, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all Federal, state and local income and employment taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The Participant agrees that the Company may delay delivery of the Settlement Shares until proper payment of such taxes has been made by the Participant. If required pursuant to the Company’s policy as applied to the Participant or elected by the Participant, to the extent permitted by law, tax withholding obligations in respect of the Award shall be satisfied by authorizing the Company to withhold (provided the amount withheld does not exceed the maximum statutory tax rate in the Participant’s applicable tax jurisdiction or such lesser amount as is necessary to avoid adverse accounting treatment for the Company) from the Settlement Shares otherwise issuable to the individual pursuant to the settlement of the Award, a number of Shares having a Fair Market Value, as of the date the obligation to withhold such taxes arises, which will satisfy the amount of the withholding tax obligation. Further, unless determined otherwise by the Committee, the Participant may satisfy such obligations under this Section 7 by any other method authorized under Section 13(d) of the Plan.
8.Section 409A of the Code.
a.The Award is intended to qualify for the “short-term deferral” exception under Section 409A of the Code. To the extent that the Award is construed to be nonqualified deferred compensation subject to Section 409A of the Code, the Company shall use its reasonable efforts to operate, administer, construe and interpret this Agreement in a manner that minimizes adverse tax consequences to the Participant and is consistent with the requirements of Section 409A of the Code. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation. In no event may the Participant, directly or indirectly, designate the calendar year of any payment or distribution under this Agreement. Notwithstanding any other provision of the Plan or this Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts that constitute “nonqualified deferred compensation” subject to Section 409A of the Code that would otherwise be payable by reason of the Participant's Termination of Service during the six (6)-month period immediately following such Termination of Service shall instead be paid or provided on the first business day following the date that is six (6) months following the Participant’s Termination of Service. If the Participant dies following the Termination of Service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the designated beneficiary of the Participant pursuant to Section 13(f) of the Plan within forty-five (45) days following the date of the Participant's death.
b.This Agreement shall be subject to amendment, with or without advance notice to the Participant, and on a prospective or retroactive basis, including, but not limited to, amendment in a manner that adversely affects the rights of the Participant, to the extent necessary to effect compliance with Section 409A of the Code. Notwithstanding anything contained in this Agreement or the Plan, the Company shall have no liability whatsoever for or in respect of any decision to take action to attempt to comply with Section 409A of the Code, any omission to take such action or for the failure of any such action taken by the Company to so comply.
9.Cancellation of Award. The Committee has the right to cancel for no consideration all or any portion of the Award in accordance with Section 2(d) of the Plan if the Committee determines in good faith that the Participant has done any of the following: (i) been convicted of, or plead guilty or nolo contendere to, a charge of commission of a felony under federal law or the law of the state in which such action occurred; (ii) committed fraud; (iii) embezzled; (iv) disclosed confidential information or trade secrets; (v) was terminated for Cause; (vi) engaged in any activity in competition with the business of the Company or any Subsidiary or Affiliate of the Company; or (vii) engaged in conduct that adversely affected the Company.
The Delegate shall have the power and authority to suspend the vesting of or the right to receive the Settlement Shares in respect of all or any portion of the Award if the Delegate makes in good faith the determination described in the preceding sentence. Any such suspension of an Award shall remain in effect until the suspension shall be presented to and acted on by the Committee at its next meeting. This Section 9 shall have no application following a Change in Control.
10.Compliance with Laws and Regulations. The Award and the obligation of the Company to deliver the Settlement Shares subject to the Award are subject to compliance with all applicable laws, rules and regulations, to receipt of any approvals by any government or regulatory agency as may be required, and to any determinations the Company may make regarding the application of all such laws, rules and regulations.
11.Binding Nature of Plan. The Award is subject to the Plan. The Participant agrees to be bound by all terms and provisions of the Plan and related administrative rules and procedures, including, without limitation, terms and provisions and administrative rules and procedures adopted and/or modified after the granting of the Award. If any provisions hereof are inconsistent with those of the Plan, the provisions of the Plan shall control, except to the extent expressly modified herein pursuant to authority granted under the Plan.
12.Notices. Any notice to the Company under this Agreement shall be in writing to the following address or facsimile number: Human Resources – Total Rewards, Comerica Incorporated, 1717 Main Street, MC 6515, Dallas, TX 75201; Facsimile Number: 214-462-4430. The Company shall address any notice to the Participant to his or her current address according to the Company’s personnel files. All written notices provided in accordance with this Section 12 shall be deemed to be given when (a) delivered to the appropriate address(es) by hand or by a nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile to the appropriate facsimile number, with confirmation by telephone of transmission receipt; or (c) received by the addressee, if sent by U.S. mail to the appropriate address or by Company inter-office mail to the appropriate mail code. Either party may designate in writing some other address or facsimile number for notice under this Agreement.
13.Force and Effect. The various provisions of this Agreement are severable in their entirety. Any judicial or legal determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.
14.Successors. This Agreement shall be binding upon and inure to the benefit of the successors of the respective parties.
15.No Right to Continued Employment. Nothing in the Plan or this Agreement shall confer on the Participant any right to continue in the employment of the Company or its Affiliates for any given period or on any specified terms nor in any way affect the Company’s or its Affiliates’ right to terminate the Participant’s employment without prior notice at any time for any reason or for no reason.
16.Voluntary Participation. Participation in the Plan is voluntary. The value of the Award is an extraordinary item of compensation outside the scope of the Participant’s employment contract, if any. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
17.Recoupment. In addition to the cancellation provisions of Sections 5 and 9, RSUs granted pursuant to this Agreement shall be subject to the terms of the recoupment (clawback) policy adopted by the Company as in effect from time to time, as well as any recoupment/forfeiture provisions required by law and applicable to the Company or its subsidiaries; provided, however, unless prohibited by applicable law, the Company’s recoupment (clawback) policy shall have no application to the Award following a Change in Control.

IN WITNESS WHEREOF, this Agreement has been executed by an appropriate officer of Comerica Incorporated and accepted by the Participant, both as of the day and year first above written.

COMERICA INCORPORATED

By: ________________________
Name:
Title: